Exhibit 10.23

DESCRIPTION OF COMPENSATORY ARRANGEMENTS

BETWEEN VARIAN, INC. AND NON-EMPLOYEE DIRECTORS

Each director (other than the Chairman of the Board) who is not a Company employee is paid an annual retainer fee of $40,000. Each non-employee director (other than the Chairman of the Board) is also paid $2,000 for each Board meeting attended and $1,500 for each Board committee meeting attended. Effective as of February 1, 2007, the non-employee director who chairs the Audit Committee of the Board will be paid an additional annual retainer fee of $20,000. Effective as of February 1, 2007, the non-employee directors who chair the Compensation and the Nominating and Governance Committees of the Board will each be paid an additional annual retainer fee of $10,000. The non-employee Chairman of the Board is paid an annual retainer fee of $120,000 (in lieu of any other annual cash retainer, committee chair retainer and meeting attendance fees).

Under the Company’s Omnibus Stock Plan, each director who is not a Company employee receives upon initial appointment or election to the Board a nonqualified stock option to acquire 10,000 shares of the Company’s common stock, and receives annually thereafter (for so long as he or she continues to serve a non-employee director) a nonqualified stock option to acquire 5,000 shares of the Company’s common stock. In lieu of these grants, the non-employee Chairman of the Board receives upon initial appointment as such a nonqualified stock option to acquire 50,000 shares of the Company’s common stock. All such stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date, are vested and exercisable beginning on the grant date and have a ten-year term.

Under the Company’s Omnibus Stock Plan, each director who is not a Company employee is also granted annually (for so long as he or she continues to serve a non-employee director) stock units with an initial value equal to $25,000, based on the fair market value of the Company’s common stock on the grant date. The stock units vest and are paid upon termination of the director’s service on the Board of Directors (although the Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service), and are then satisfied by issuance of shares of the Company’s common stock.

Directors may elect to receive, in lieu of all or a portion of the retainer, chairman or meeting fees described above, shares of the Company’s common stock or stock units based on the fair market value of the Company’s common stock on the date the fees would have been paid. Stock units vest upon termination of the director’s service on the Board of Directors (although the Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service), and are then satisfied by issuance of shares of the Company’s common stock.

Each director is reimbursed for all reasonable out-of-pocket expenses that such director and his or her spouse incurs attending Board meetings and functions.